Exhibit 99
DIRT MotorSports Announces $12 Million Equity Financing, Exchange of Outstanding Debt into Equity, Streamlines Capital Structure and Announces Management Change
NORMAN, Okla., May 19, 2006 (BUSINESS WIRE) — DIRT MotorSports, Inc. [DMSP] (DIRT) announced today that it has completed the sale of $12 million of new Series D Convertible Preferred Stock. Additionally, existing short-term promissory notes were converted into $13.2 million of the Series D Preferred Stock. In connection with the Closing, the holders of the Company’s previously issued Series B and Series C Convertible Preferred Stock exchanged the Series B and Series C for $29.5 million of Series D Convertible Preferred Stock, which are convertible into the same amount of common shares as the original Series B and C. The Series D Convertible Preferred Stock has a conversion price of $3.00 per share and will be treated as equity on the Company’s balance sheet.
The Company will use the proceeds from this financing for working capital to accelerate its business plan and has repaid or exchanged for equity its outstanding debt, other than the normal course mortgages on two of the Company-owned racing facilities. Brian Carter, the Company’s Executive Vice President and Chief Financial Officer, said, “At over $60 million in total, this represents the single largest series of transactions in the Company’s history. With the Company’s strengthened balance sheet, simplified capital structure and the additional working capital, the Company intends to pursue a disciplined growth plan that involves capitalizing on the significant media, sponsorship and merchandising opportunities that exist for our current portfolio of motor sports assets. We will also continue to aggressively review and pursue opportunities to partner with, invest in or acquire additional racing facilities, media production assets and professional automotive sports sanctioning bodies.”
Additionally, today the Company announced that Paul A. Kruger has resigned as Chairman and Chief Executive Officer of the Company effective immediately. Mr. Kruger has sold the majority of his holdings in the Company to the investors in the current financing round. The Company announced the appointment of Tom Deery, the Company’s current President, as acting Chief Executive Officer. The Company intends to appoint additional independent board members in the near future, as required for listing on the Nasdaq Capital Market.
Mr. Deery commented, “we have an exciting company that has built a solid foundation for future growth. With the most recognized brands in dirt track auto racing, we are well positioned to continue to grow our brand equity to capitalize on the growing popularity of competitive automotive racing. The series of transactions announced today position the management team and DIRT’s dedicated employees located across the country to advance our business plan and significantly increase the opportunities for greater success for our promoters, team owners and drivers. We also look forward to increasing the exposure of the sport to new fans country wide and to the millions of existing passionate and loyal Dirt racing fans that attend races at tracks across the country, listen to races on the Dirt Radio Network™, watch on the internet on Dirtvision™ or watch the races through our local broadcast or national cable TV partners.”
For complete details related to these transactions please refer to the Company’s Form 8-K, which the Company intends to file promptly with the SEC.

About DIRT MotorSports™
Based in Norman, OK, DIRT MotorSports™, Inc. is the premier dirt racing and sports entertainment company dedicated to the promotion of competitive dirt track racing. DIRT MotorSports is the largest sanctioning body for sprint car, late model and modified dirt track auto racing in the United States and also owns and operates seven dirt tracks. DIRT MotorSports operates the industry’s most prominent national touring series’ including the World of Outlaws Sprint Car Series(R) currently broadcast on the Outdoor Channel(R) [OUTD] ; the World of Outlaws Late Model Series(R) currently broadcast on SPEED Channel(R) and the DIRT Big Block Modified Series™. “World of Outlaws” is a registered trademark of DIRT MotorSports.
For further information on DIRT or this press release contact Brian Carter or Chris Dolack at 1-877-5RACING (1-877-572-2464), email bcarter@dirtmotorsports.com or cdolack@dirtmotorsports.com, visit us online at www.dirtmotorsports.com or see the Company’s filings at www.sec.gov.
SOURCE: DIRT MotorSports, Inc.